Exhibit 8.1

List of Subsidiaries of SK Telecom Co., Ltd.

(As of December 31, 2024)

Subsidiary Name	Jurisdiction of Incorporation
Astra AI Infra LLC	USA
Atlas Investment	Cayman Islands
Global AI Platform Corporation	USA
Global AI Platform Corporation Korea	Korea
Happy Hanool Co., Ltd.	Korea
Home & Service Co., Ltd.	Korea
Media S Co., Ld.	Korea
NATE Communications Corporation	Korea
PS&Marketing Corporation	Korea
SAPEON Inc.	Korea
SERVICE ACE Co., Ltd.	Korea
SERVICE TOP Co., Ltd.	Korea
SK Broadband Co., Ltd.	Korea
SK m&service Co., Ltd.	Korea
SK O&S Co., Ltd.	Korea
SK stoa Co., Ltd.	Korea
SK Telecom Americas, Inc.	USA
SK Telecom China Holdings Co., Ltd.	China
SK Telecom Innovation Fund, L.P.	USA
SK Telink Co., Ltd.	Korea
YTK Investment Ltd.	Cayman Islands